SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 29, 2004

Boston Private Financial Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17089	04-2976299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Ten Post Office Square, Boston, Massachusetts 02109

(Address of principal executive offices)

(617) 912-1900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the fling obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On September 29, 2004, Boston Private Financial Holdings, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with SunTrust Bank as administrative agent and structuring agent to provide a committed line of credit. The Amended Credit Agreement increased the amount available for the Company to borrow under its existing line of credit from $24 million to $50 million. The purpose of the line of credit is to provide short-term working capital to the Company and its subsidiaries, as necessary. The interest rate on the line of credit is a floating rate indexed to either the prime rate or the federal funds rate, as selected by the Company. The Company is required to maintain various minimum capital and loan loss ratios in conjunction with the line of credit.

On September 29, 2004 and October 1, 2004, the Company borrowed $21 million and $29 million, respectively, under the line of credit. These borrowings bear interest at 3.5%. The Company intends to use the proceeds from these borrowings to finance the acquisition of Encino State Bank and to make certain post-closing payments relating to its prior acquisition of Dalton, Greiner, Hartman, Maher & Co., LLC.

Item 8.01 Other Events

On September 30, 2004, the Company issued 146,523 shares of its common stock, $1.00 par value, to satisfy certain post-closing obligations relating to its prior acquisition of Dalton, Greiner, Hartman, Maher & Co., LLC.

Item 9.01 Exhibits

(c) Exhibits.

10.1 Amended and Restated Credit Agreement among Boston Private Financial Holdings, Inc., as Borrower, Suntrust Bank, as Administrative Agent and Structuring Agent, and the Banks named therein, dated as of September 29, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Walter M. Pressey
Name:	Walter M. Pressey
Title	President and Chief Financial Officer

Date: October 1, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Credit Agreement among Boston Private Financial Holdings, Inc., as Borrower, Suntrust Bank, as Administrative Agent and Structuring Agent, and the Banks named therein, dated as of September 29, 2004.